UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Triangle Capital Corporation

(Name of Registrant as Specified In Its Charter)

Barings LLC

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Barings Adds Jonathan Bock to Global Private Finance Platform

CHARLOTTE, N.C. (July 16th, 2018) – Barings, one of the world’s leading financial services firms, announced today that Jonathan Bock, a well-known business development company (BDC) thought leader, is joining the firm as a managing director in its Global Private Finance Platform. Bock will be based in Charlotte and report to Eric Lloyd, Head of Global Private Finance for Barings.

As previously announced, Barings has entered into a stock purchase and transaction agreement with Triangle Capital Corporation (TCAP), a publicly traded BDC on the New York Stock Exchange, pursuant to which Barings will become the external investment adviser to TCAP (the Externalization Transaction). Assuming that stockholder approval is obtained at TCAP’s special stockholder meeting scheduled for July 24, 2018 and the Externalization Transaction is consummated, TCAP will be renamed “Barings BDC, Inc.” In connection therewith, Barings also intends for Bock to serve as Chief Financial Officer of Barings BDC, Inc.

“Jonathan’s commitment to BDC shareholders and institutional LPs is widely recognized and has made him one of the most respected voices in the industry,” said Lloyd, who will serve as Chief Executive Officer of Barings BDC, Inc. following the expected close of the Externalization Transaction. “His years of leading research, insight and industry relationships will complement our global private finance platform.”

Bock is recognized for his investment research, which is frequently cited by The Wall Street Journal, Institutional Investor, Private Debt Investor, Barron’s and other prominent financial publications. He was the chief author of BDC Scorecard, a leading quarterly research publication, and he was the first sell-side BDC analyst to be published in the Journal of Alternative Investments on issues covering BDC performance and valuation.

“The breadth and depth of Barings’ private credit team, combined with the strength, diversity and scale of resources available across the entire firm, creates a very exciting opportunity for BDC shareholders,” Bock said. “Investor alignment is a matter of great importance to all investors. Barings’ proposed low fee structure, share repurchase/tender, and large initial investment at NAV shows the firm is committed to these interests and put it in a very narrow class of investor-friendly BDC managers.”

Prior to joining Barings, Bock was a managing director and Senior Equity Analyst at Wells Fargo Securities, where he specialized in BDCs. Before joining Wells Fargo, he covered the specialty finance space at Stifel, Nicolaus & Company and A.G. Edwards Inc. Prior to entering sell-side research in 2006, Bock was an equity portfolio manager/analyst at Busey Wealth Management in Champaign, Illinois. Bock earned his bachelor’s degree in finance from the University of Illinois and is a CFA charterholder.

Cautionary Notice: Certain statements contained in this press release may be “forward-looking” statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the ability of TCAP and Barings to consummate the proposed transaction and externalize the investment management of TCAP and the ability of Barings to manage TCAP and identify investment opportunities. These statements are subject to change at any time based upon economic, market or other conditions and may not be relied upon as investment advice or an indication of the fund’s trading intent. Important factors that could cause actual results to differ materially from plans, estimates or expectations included in this press release include, among others, those risk factors detailed in TCAP’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on June 1, 2018 (the “Proxy Statement”), and from time to time in TCAP’s reports filed with the SEC, including TCAP’s annual report on Form 10-K for the year ended December 31, 2017, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It
In connection with the special meeting of stockholders and the proposed transactions described herein, TCAP filed the Proxy Statement with the SEC, which was first mailed to TCAP’s stockholders on or about June 1, 2018. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO OR OTHER RELEVANT DOCUMENTS THAT HAVE BEEN OR WILL BE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TCAP, THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and security holders may obtain the Proxy Statement and other documents filed with the SEC by TCAP, free of charge, from the SEC’s website at www.sec.gov and from TCAP’s website at www.TCAP.com. Investors and security holders may also obtain free copies of the Proxy Statement and other documents filed with the SEC from TCAP by contacting its Investor Relations Department at 919-747-8615.

About Barings
Barings is a $305+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of our clients. We build lasting partnerships that leverage our distinctive expertise across traditional and alternative asset classes to deliver innovative solutions and exceptional service. Part of MassMutual, Barings maintains a strong global presence with over 1,800 professionals and offices in 16 countries. Learn more at www.barings.com.

*As of March 31, 2018

Media Contact:
Kelly Smith, Media Relations, Barings, 980-417-5648, kelly.smith@barings.com

Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088